EXHIBIT 10.5

September 15, 2004


Mr. Kevin Romney
21st Century Technologies, Inc.
2700 West Sahara Avenue, Suite 440
Las Vegas, NV 8910

Dear Mr. Romney:

In consideration of 21 Century Technologies' (hereinafter referred to as TFCT) advancing maintenance and development monies to Jane Bute! Corporation (hereinafter referred to as the Corporation), the Corporation agrees to the following:

1. No new issuance of shares, warrants or options will be issued by the corporation for a period of one year unless approved in writing by TFCT. TFCT hereby agrees that permission will not be unreasonably withheld and that TFCT will respond to each request in writing within four (4) business days in order that the Corporation can further advance the Corporation through filing an SB-2 with the Securities and Exchange Commission and issuing shares through such filing.

         Penalties: In the event that the Corporation issues shares without prior authorization,
         a. All warrants due to TFCT will be due and payable immediately In cash, equal to the conversion rate associated with the warrants.
         b.. All notes outstanding to TFCT or its affiliates will be immediately due and payable.

2. Additional warrants will be issued to TFCT for funds advanced under this letter of agreement and any other agreements to be signed between the Corporation and TFCT. It is understood that all funds will be advanced to the Corporation at the sole discretion of TFCT.

3. Warrants under this letter will carry the same rights, terms and provisions as provided in the original warrant agreement except for the conversion which will be based on the original formula multiplied by four (4) versus three (3) conversion as specified in the original warrant agreement. Warrants will be convertible and will have a three-year expiration from the date of due Issuance.

4. The Corporation agrees to amend the original warrant agreement to reflect an expiration of three years from the date of due issuance.

5. All monies advanced to the Corporation will be at the sole discretion of TFCT. The Corporation warrants that the monies received under this the terms of this letter and agreement will be used in the best interest of the business in order that it may go forward.

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6.   The Corporation agrees to sign any and all documents necessary to affect this transaction.



Agreed and accepted this 15th day of September 2004.

By: s/KEVIN ROMNEY
    ______________
    Kevin Romney, CEO, 21st Century Technologies


Agreed and accepted this 15th day of September 2004.

By: s/ JANE BUTEL
    _____________
    Jane Butel, CEO, Jane Butel Corporation